Exhibit 10.12

eLoyalty Corporation

Performance Unit Award under 1999 Stock Incentive Plan

PERFORMANCE UNIT AWARD AGREEMENT (“Agreement”) dated as of                      (the “Grant Date”), between eLoyalty Corporation (the “Company”) and the individual whose name appears on the signature page hereof (the “Participant”). Any term capitalized herein, but not defined, shall have the meaning set forth in the eLoyalty Corporation 1999 Stock Incentive Plan (the “Plan”).

1. GRANT. In accordance with the terms of the Plan, the Company hereby grants to the Participant a/n [Existing Employee Grant][Additional Grant][New Hire Grant][Promotion Grant] of              Performance Units (the “Award”) subject to the terms and conditions set forth herein. Each Performance Unit shall have the initial notional value established by the Committee, provided that no amounts shall be paid or payable hereunder unless (a) the Performance Units are earned pursuant to Section 5 hereof and (b) the end of the Performance Period or an earlier Acceleration Event has occurred, resulting in the vesting of such earned Performance Units pursuant to Section 3 or 4 hereof.

2. CERTAIN DEFINITIONS. Whenever used in the Agreement, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“Acceleration Event” shall have the meaning given to such term in Section 4 hereof.

“Additional Grant” shall mean a grant of Performance Units to the Participant after the Participant has previously received an Existing Employee Grant, a New Hire Grant, or a Promotion Grant, as the case may be.

“Average Annual Business Unit Margin” shall mean the average annual Business Unit Margin for the period from December 28, 2008 to the applicable Payout Event.

“Baseline Value” shall mean the initial value of the ICS Business Unit established by the Committee.

“Business Unit Margin” shall mean ICS Business Unit revenue minus ICS Business Unit direct costs and ICS Business Unit support/operating costs (excluding finance, information technology, human resources, legal, facilities, amortization and depreciation, and non-cash compensation costs). Business Unit Margin shall be adjusted to reflect the impact of accounts receivable write-offs, severance costs, and any other extraordinary costs that the Committee in its sole discretion determines shall be charged back to the ICS Business Unit.

“Business Unit Value” shall mean: (a) in the case of a Sale of the ICS Business Unit, the Purchase Price; (b) in the case of a Sale of the Company, the Average Annual Business Unit Margin multiplied by 4.5; (c) in the case of a Spin Off of the ICS Business Unit, the

Spin Off Value; (d) in the case of the End of the Performance Period, the Average Annual Business Unit Margin multiplied by 4.5; and (e) in the case of the termination of the Participant’s Service due to death or Disability, the Average Annual Business Unit Margin multiplied by 4.5.

“Cause” shall have the meaning given to such term in the Plan.

“Committee” shall have the meaning given to such term in the Plan.

“Common Stock” shall have the meaning given to such term in the Plan.

“Disability” shall have the meaning given to such term in the Plan.

“Distribution Date” shall mean the date determined by the Committee for the settlement of Performance Units following a Payout Event, which shall occur within the two and one-half months following the last day of the year in which such Payout Event occurs.

“Existing Employee Grant” shall mean an initial grant of Performance Units to the Participant prior to, or on, the first day of the Performance Period.

“ICS Business Unit” shall mean the Company’s Integrated Contact Solutions business unit.

“New Hire Grant” shall mean an initial grant of Performance Units to the Participant following the start of the Performance Period, in connection with being newly hired to the ICS Business Unit.

“Outstanding Units” shall mean the total number of outstanding vested and unvested Performance Units under the Plan at the time of the Payout Event. The Outstanding Units shall not include Performance Units that have been forfeited, but will include any Performance Units previously paid out in the event of the death or Disability of any participant.

“Payout Event” shall mean either the end of the Performance Period or an Acceleration Event, at the case may be.

“Payout Pool” shall mean an amount equal to the excess, if any, of Business Unit Value over the Baseline Value, multiplied by 15%.

“Performance Period” shall mean the period from October 1, 2009 to December 29, 2012.

“Promotion Grant” shall mean an initial grant of Performance Units to the Participant following the start of the Performance Period, in connection with being promoted within the ICS Business Unit.

“Purchase Price” shall mean the aggregate proceeds actually received by the Company in connection with a Sale of the ICS Business Unit, net of transaction costs (excluding income taxes) and other adjustments (including reserves for potential indemnification claims) deemed necessary by the Committee in its sole discretion to reflect the net economic value received by the Company in such Sale of the ICS Business Unit. The value of any non-cash consideration shall be established by the Committee in its sole discretion taking into account, among other things, appropriate discounts for securities received by the Company due to legal, contractual, or other limitations on liquidity.

“Sale of the ICS Business Unit” shall mean a sale by the Company of all or substantially all of its interest in the ICS Business Unit then owned by the Company.

“Sale of the Company” shall mean any of the transactions described in Section 6.12(b)(3) of the Plan.

“Service” means the provision of services in the capacity of (a) an employee of any of the Company Parties, (b) a non-employee member of the Board, or (c) a consultant or other independent advisor to any of the Company Parties.

“Spin Off of the ICS Business Unit” shall mean a pro rata distribution by the Company to its stockholders of all or substantially all of its interest in the ICS Business Unit then owned by the Company.

“Spin Off Value” shall mean (a) the value of the ICS Business Unit established in the Spin Off of the ICS Business Unit, as determined by the Committee in its sole discretion, net of transaction costs (excluding income taxes) and other adjustments deemed necessary by the Committee in its sole discretion to reflect the net economic value of such transaction, or (b) if the value of the ICS Business Unit is not readily ascertainable in the sole discretion of the Committee, the Average Annual Business Unit Margin multiplied by 4.5.

3. VESTING ON END OF PERFORMANCE PERIOD. Except as otherwise provided in Section 4, all Performance Units shall remain unvested until the last day of the Performance Period. To the extent earned pursuant to Section 5 hereof, the Performance Units shall vest on the last day of the Performance Period, as follows, with the value of the vested Performance Units being settled on the applicable Distribution Date:

(a) If the Award is an Existing Employee Grant, the Performance Units granted to the Participant shall be deemed to have fully vested as of the last day of the Performance Period.

(b) If the Award is a New Hire Grant, the Performance Units granted to the

Participant shall be deemed to have vested ratably on a daily basis from the Grant Date over a period of two years, up to the last day of the Performance Period.

(c) If the Award is an Additional Grant or a Promotion Grant, the Performance Units granted to the Participant shall be deemed to have vested ratably on a daily basis from the Grant Date over a period of one year, up to the last day of the Performance Period.

4. ACCELERATED VESTING OF PERFORMANCE UNITS.

(a) Notwithstanding Section 3, vesting and payment of the Performance Units shall be accelerated in the event of the earlier occurrence of any of the following events (each, an “Acceleration Event”):

(i)	a Sale of the ICS Business Unit;

(ii)	a Sale of the Company;

(iii)	a Spin Off of the ICS Business Unit; and

(iv)	termination of the Participant’s Service due to death or Disability.

(b) In the event an Acceleration Event occurs, so long as the Participant has remained in Service continuously until the date of such event, the Participant’s rights in the Performance Units shall vest on an accelerated basis as follows:

(i) If the Award is an Existing Employee Grant: (A) 50% of the Performance Units granted to the Participant shall be deemed to have vested as of the date of the Acceleration Event and (B) 50% of the Performance Units shall be deemed to have vested ratably on a daily basis from the Grant Date over a period ending on December 31, 2010, up to the date of the Acceleration Event.

(ii) If the Award is a New Hire Grant, the Performance Units granted to the Participant shall be deemed to have vested ratably on a daily basis from the Grant Date over a period of two years, up to the date of the Acceleration Event.

(iii) If the Award is an Additional Grant or a Promotion Grant, the Performance Units granted to the Participant shall be deemed to have vested ratably on a daily basis from the Grant Date over a period of one year, up to the date of the Acceleration Event.

Any Performance Units remaining unvested as of the date of the Acceleration Event based on the application of the appropriate vesting formula above shall be forfeited by the Participant.

5. AMOUNT AND FORM OF PAYOUT.

(a) Sale of the Company. If the Payout Event is a Sale of the Company, the value of each Performance Unit that is deemed to have vested in accordance with Section 4 hereof shall be calculated as an amount equal to (i) the Payout Pool, divided by (ii) the Outstanding Units. The Participant shall earn and be paid the value of each vested Performance Unit on the Distribution Date. The payment for each Performance Unit shall be settled in the same form of consideration received by the other shareholders of the Company for a share of Common Stock in connection with the Sale of the Company.

(b) Other Payout Event. Upon the occurrence of any Payout Event other than the Sale of the Company, the value of each Performance Unit that is deemed to have vested in accordance with Section 3 or 4 hereof (as the case may be) shall be calculated as an amount equal to (i) the Payout Pool, divided by (ii) the Outstanding Units. On the Distribution Date, the Participant shall earn and be paid the value of each vested Performance Unit. Such value shall be settled in shares of Common Stock, with the number of shares to be calculated using the average closing price of Common Stock during the 10 trading days prior to the Distribution Date.

(c) Fractional Shares. In the event any of the above calculations of the number of shares of Common Stock needed to settle the value of the vested Performance Units results in a fraction, such fraction shall be rounded up to the next nearest whole number.

(d) Continuous Service Requirement. No Performance Units shall be earned or paid unless the Participant has remained in Service continuously until the Payout Event. If the Participant’s Service terminates for any reason prior to a Payout Event (except as described in Section 5(e)), the Participant’s Performance Units shall be forfeited and shall not be considered earned under this Section 5 and the Participant shall not be entitled to any payment in connection with the Award.

(e) Exception. Notwithstanding the Section 5(d), solely for purposes of this Section 5, if the Participant’s Service is terminated by the Company without Cause within six months prior to the end of the Performance Period or the occurrence of any of the Acceleration Events described in Section 4(a)(i), (ii), or (iii)), the Participant shall be deemed to have remained in Service continuously until such Payout Event. In such event, the number of Performance Units that shall be deemed to have vested shall be calculated as of the effective date of termination of the Participant’s Service, and such Performance Units shall be earned and paid on the Distribution Date.

6. NON-TRANSFERABILITY OF AWARDS. The rights and interests of the Participant under this Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process except, in the event of the death of the Participant, by will or the laws of descent and distribution. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of the Award, other than as permitted by the preceding sentence, the Award and all rights thereunder immediately shall become null and void. Except to the extent permitted by the first sentence of this Section, the Award may be settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person.

7. BENEFICIARIES. The Participant may designate one or more beneficiaries to receive Award distributions upon the death of the Participant. If no beneficiary has been designated, all such amounts shall be paid to the personal representative of the Participant. The form of beneficiary designation shall be determined by the Committee.

8. TAX WITHHOLDING. The Company shall have the right to retain any amounts that are distributable to the Participant hereunder to the extent necessary, but only to such extent, to satisfy the Company’s minimum required statutory withholding taxes, whether Federal, state, local or other, triggered by the payment of any amounts under the Award.

9. NO LIMITATION ON RIGHTS OF THE COMPANY. The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

10. PLAN AND AGREEMENT NOT A CONTRACT OF EMPLOYMENT. Neither the Plan nor this Agreement is a contract of employment, and no terms of the Participant’s Service shall be affected in any way by the Plan, this Agreement, or related instruments except as specifically provided therein. Neither the establishment of the Plan nor this Agreement shall be construed as conferring any legal rights upon the Participant for a continuation of Service, nor shall they interfere with the right of any of the Company Parties to discharge the Participant and to treat the Participant without regard to the effect that such treatment might have upon him or her as a Participant.

11. NOTICE. All notices required by this Agreement shall be in writing. Notices intended for the Company shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary, or its current principal office, and notices intended for the Participant shall be either delivered personally to the Participant or sent by certified mail or nationally recognized overnight courier service addressed to the Participant at the address listed on the Company’s payroll. Notices sent by certified mail in accordance with the foregoing shall be deemed given three business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one business day following delivery to such courier, delivery fees for overnight delivery prepaid.

12. WAIVER OF JURY TRIAL. The Participant hereby waives any respective right to a jury trial of any permitted dispute or claim or cause of action arising out of or brought to enforce (or otherwise relating to) this Agreement or the Plan or any dealings between the Participant and the Company Parties relating to the subject matter of this Agreement or the Plan. The scope of this waiver is intended to encompass any and all disputes or claims or causes of action that may be filed in any court and that relate to the subject matter of this Agreement or the Plan, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or the Plan.

13. GOVERNING LAW; FORUM. This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United

States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of laws to the extent such laws would result in the application of another state’s laws. The Company and the Participant agree that the jurisdiction and venue for any dispute or claim or cause of action arising out of or brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, Cook County, including the Federal courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

14. SEVERABILITY. If any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

15. CERTAIN TAX PROVISIONS. The provisions of a Participant’s employment or other agreement, as applicable, regarding the treatment of any applicable excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, shall also apply to any payments under this Agreement.

16. ADMINISTRATION AND INTERPRETATION. The Committee shall interpret the terms of the Plan and this Agreement and the application thereof and may establish rules and regulations it deems necessary or desirable to effectuate the purpose of, and for the administration of, the Plan and this Agreement. All such interpretations, rules, and regulations shall be final, binding, and conclusive.

17. AMENDMENT AND TERMINATION. The Committee has the authority to amend or terminate this Agreement. No amendment or termination may impair the Participant’s rights without the consent of the Participant.

18. PLAN DOCUMENT CONTROLS. The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein. In the event that the terms of this Agreement conflict with the terms of the Plan document, the Plan document shall control.

19. CODE SECTION 409A. Notwithstanding anything in this Agreement to the contrary, the Award is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exception for short-term deferrals, and shall be construed, interpreted and administered accordingly. The Company does not guarantee that the Award will satisfy all applicable provisions of Code Section 409A.

[signature page follows]

PARTICIPANT ACKNOWLEDGES THAT PARTICIPANT HAS READ, UNDERSTANDS, AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT.

eLOYALTY CORPORATION (“COMPANY”)	[NAME] (“PARTICIPANT”)

By:

Title:

Date:	Date: